Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of December 31, 2009 (the “Effective Date”) by and between NEVADA EMPLOYER LLC (the “Employer”), and SHERRY HARRIS (the “Executive”). Employer and Executive are jointly referred to herein as the “Parties.”

RECITALS

WHEREAS, Employer has been contracted by Nevada Property 1, LLC (“Owner”) for purposes of providing employees to that certain hotel resort casino project known as The Cosmopolitan Resort & Casino located in Las Vegas, Nevada (the “Project”);

WHEREAS, Employer desires to offer employment to Executive as provided for in Section 1 of this Agreement, and Executive wishes to accept such employment upon such terms and conditions set forth herein;

Now, therefore, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the foregoing recitals are true and correct and are incorporate herein as if fully set forth and further agree as follows:

AGREEMENT

1.	Employment. During the Specified Term (defined in Section 2 below), Employer shall employ Executive as Employer’s Chief Strategy Officer. Executive may have such duties, authorities, and responsibilities as may customarily be exercised by individuals serving as the Chief Strategy Officer of similarly situated employers, including oversight of Human Resources, Strategy, and the Project Management Office (PMO). Executive shall report to John Unwin (the “Chief Executive Officer”).

2.	Commencement Date; Specified Term. Subject to earlier termination as provided for herein, the term of Executive’s employment hereunder shall commence on a date no later than January 18, 2010 (the “Commencement Date”) and terminate on January 17, 2013 (the “Specified Term”). The first annual period commencing on the Commencement Date through the end of calendar year 2010, and thereafter each calendar year during the Specified Term, shall hereinafter be referred to as a “Contract Year.” If Executive remains employed by Employer after the conclusion of the Specified Term, any such employment shall be expressly at-will, unless the Parties agree otherwise in writing, and the provisions of Sections 13 through 18 shall no longer have any force or effect.

3.

Base Salary. During the Specified Term, in consideration of the performance by Executive of all of Executive’s obligations hereunder, Employer shall pay Executive an annual base salary of $400,000.00 (the “Base Salary”). The Base

Salary shall be payable in accordance with the payroll practices of Employer in effect from time to time for Employer’s other similarly situated executives. If and to the extent consistent with the review program and compensation policies for similarly situated executives, Employer shall perform a review of Executive’s performance on or before each anniversary of the Commencement Date for consideration of an increase of Executive’s Base Salary for the immediately following Contract Year.

4.	Bonus Compensation. Executive shall be eligible to participate in the discretionary executive bonus and long term incentive program(s) offered by Employer, if any, in the same manner as other similarly situated executives, and in accordance with the terms of such bonus and incentive program; provided, however, that Executive’s minimum annual cash bonus for calendar year 2010 shall be $200,000. Except as otherwise expressly provided for herein, Executive shall only be entitled to receive a bonus (including the above-described minimum annual bonus for calendar year 2010) if Executive remains continuously employed, and has not given notice of Executive’s intent to resign, through the date upon which any bonus is to be paid, which shall not be later than ninety (90) days after the end of each Contract Year. If this Section 4 conflicts with the provision of any other agreement or plan of any kind pertaining to the earning or payment of bonus or incentive compensation, the terms of this Agreement shall control. In addition, Employer shall pay Executive a signing bonus in the amount of $25,000.00 within thirty (30) days after the date of this Agreement.

5.	Benefit Programs. During the Specified Term, Executive shall be entitled to participate in Employer’s benefit plans (including certain paid vacation time), as are generally made available from time to time to Employer’s senior executives subject to the terms and conditions of such plans, and subject to Employer’s right to amend, terminate or take other similar actions with respect to such plans.

6.	Expense Payments and Reimbursements. To the extent Executive incurs necessary and reasonable travel or other business expenses in the course of Executive’s employment, Executive shall be reimbursed for such expenses, upon presentation of written documentation in accordance with Employer’s policies in effect from time to time. In addition, Executive shall receive the specific travel, housing and relocation reimbursement as described in Exhibit A attached hereto, and to be more particularly set forth in a separate relocation agreement.

7.

Extent of Services. Executive agrees that the duties and services to be performed by Executive shall be performed exclusively for Employer on a full time basis. Executive further agrees to perform such duties in an efficient, trustworthy and businesslike manner. Executive agrees not to render to others any service of any kind whether or not for compensation, or to engage in any other business activity whether or not for compensation, that, in each case, is similar to or conflicts with the performance of Executive’s duties under this Agreement, without the written approval of the Project’s Compliance Officer or such other person as may be designated by Employer from time to time. Notwithstanding the foregoing, Executive shall be entitled to conduct his own personal affairs, including directing and managing the investment of the assets of Executive’s and/or Executive’s immediate family, so long as such activities do not interfere with Executive’s duties and services hereunder. Notwithstanding the foregoing, Executive shall be permitted to hold a position on the Advisory Board of OrderCatcher LLC, provided that services rendered in such capacity will not unreasonably interfere with performance of Executive’s duties under this Agreement, and for so long as Executive’s participation in said company does not violate Employer’s conflict of interest policies, as the same may be amended from time to time.

8.	Licensing Requirements. Executive acknowledges that Employer is engaged in a business that is subject to and exists because of privileged licenses issued by governmental authorities in Nevada and other jurisdictions in which Employer is engaged or during Executive’s employment may apply to engage in Employer’s business. If requested to do so by Employer, Executive shall apply for and obtain any license, qualification, clearance or the like which shall be requested or required of Executive by any regulatory authority having jurisdiction over Employer.

9.	Failure to Satisfy Licensing Requirement. If Executive fails to satisfy any licensing requirement referred to in Section 8 above, or if any governmental authority directs Employer to terminate any relationship it may have with Executive, or if Employer shall determine, in Employer’s sole and exclusive judgment, that Executive was, is or might be involved in, or is about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize Employer’s business, reputation or such licenses, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, this Agreement may be terminated by Employer and the parties’ obligations and responsibilities shall be determined by the provisions of Section 14.

10.	Policies and Procedures. In addition to the terms herein, Executive agrees to be bound by Employer’s policies and procedures, as they may be amended by Employer from time to time, appearing in an Employer handbook, business practices manual, ethics manual, or other similar document. In the event the terms in this Agreement conflict with any of Employer’s policies and procedures, the terms of this Agreement shall control.

11.	Restrictive Covenants.

a.

Non-Competition. Executive acknowledges that by virtue of Executive’s position with Employer and in the course of Executive performing Executive’s duties and responsibilities hereunder, Executive will form relationships and become specifically and generally acquainted with Employer’s, Project’s, and Owner’s (collectively the “Employer’s Group”) confidential and proprietary information as further described in Section 11(b) below. Executive further acknowledges that such relationships and information are and will remain highly valuable to Employer’s Group and that the restrictions on future employment, if any, are reasonably necessary in order for Employer’s Group to remain competitive in the highly competitive resort-gaming industry. In recognition of Employer Group’s heightened need for protection from abuse of relationships formed or information garnered before and during Executive’s employment hereunder, Executive covenants and agrees that:

(i)	If (A) Employer terminates Executive’s employment during the Specified Term without “Cause” (defined below) or (B) Executive terminates his employment during the Specified Term for “Good Reason” (defined below), Executive shall be entitled to receive those amounts enumerated in Section 15 below and Executive acknowledges, covenants, and agrees that for a one (1) year period immediately following the termination, Executive shall not directly or indirectly or in any manner or method be employed by, provide consultation or other services to, engage or participate in, provide advice, information or assistance to, fund or invest in a “Competitor” (defined below) anywhere within a 100 mile radius of the Project.

(ii)	If Executive remains employed by Employer after the expiration of the Specified Term and, as such, is employed by Employer at-will in accordance with Section 2 above, Executive shall be entitled to receive those amounts, if any, enumerated in Section 19 below, and Executive acknowledges, covenants, and agrees that, for a six (6) month period immediately following the applicable termination, Executive shall not directly or indirectly or in any manner or method be employed by, provide consultation or other services to, engage or participate in, provide advice, information or assistance to, fund or invest in a Competitor anywhere within a 100 mile radius of the Project.

(iii)	If Employer terminates Executive’s employment for Cause, or Executive terminates his Employment before the end of the Specified Term other than for Good Reason, Executive acknowledges, covenants, and agrees that, for a six (6) month period immediately following the applicable termination, he shall not directly or indirectly or in any manner or method be employed by, provide consultation or other services to, engage or participate in, provide advice, information or assistance to, fund or invest in a Competitor anywhere within a 100 mile radius of the Project.

(iv)	Notwithstanding the obligations enumerated herein, it shall not be a violation of any obligation owed by Employee during the restrictive periods identified in Sections 11(a)(i), (ii) or (iii) for

Executive (or anyone one acting on Executive’s behalf) to own up to five percent (5%) of a publically traded entity engaged in the hotel-resort or hotel-resort-gaming industry so long as such ownership does not result in Executive having any operational or management role of any kind in such industry.

(v)	The covenants under this Section 11(a) also includes, but are not limited to, Executive’s covenant not to:

A.	Make known to any Competitor or officer, director, executive, employee or agent of a Competitor, the names, addresses, contact information or any other information pertaining to any advertisers, suppliers, vendors, independent contractors, brokers, partners, patrons, executives or customers (collectively the “Business Contacts”) of the Employer’s Group or prospective Business Contacts of the Employer’s Group on whom Executive called or with whom Executive did business or attempted to do business during his employment for Employer either for Executive’s own benefit or for any Competitor, unless such information is disclosed for the direct or indirect benefit of Employer;

B.	Call on, solicit, induce to leave and/or take away, or attempt to call on, solicit, induce to leave and/or take away, any Business Contacts of the Employer’s Group or prospective Business Contacts of the Employer’s Group on whom Executive called or with whom Executive did business or attempted to do business during his employment for Employer either for Executive’s own benefit or for any Competitor;

C.	Approach, solicit, contract with or hire any current advertiser, supplier, vendor, independent contractor, broker or employee of the Employer’s Group with a view towards enticing such person to cease his/her/its relationship with the Employer’s Group or end his/her employment with the Employer’s Group, without the prior written consent of Employer, such consent to be within Employer’s sole and absolute discretion.

For purposes of this Agreement, “Competitor” shall mean any hotel, resort, gaming, casino or combination hotel, resort, gaming or casino establishment located within a 100 mile radius of the Project.

b.	Confidentiality. Executive covenants and agrees that, other than in connection with the performance of duties hereunder, Executive shall not at any time during Executive’s employment by Employer or for a period of five years thereafter, without Employer’s prior written consent, such consent to be within Employer’s sole and absolute discretion, disclose or make known to any person or entity outside of Employer any proprietary or other confidential information concerning the Employer’s Group, including without limitation, Employer’s Group proprietary and confidential business practices, contractual relationships, marketing practices and procedures, management policies or any other information regarding the Employer’s Group’s operation whatsoever, which is not already and generally known to the public through no wrongful act of Executive or any other party. Executive covenants and agrees that Executive shall not at any time during the Specified Term, or for a period of five years thereafter, without Employer’s prior written consent, utilize any such proprietary or confidential information in any way, including communications with or contact with any third party other than in connection with employment hereunder. In addition to the above, and not by way of limitation, Executive further covenants and agrees that Executive shall not at any time during Executive’s employment or at any time thereafter disclose, make known to any person or entity, or otherwise use for any purpose whatsoever any Trade Secret belonging to the Employer’s Group which is not already and generally known to the public through no wrongful act of Executive or any other party. For purposes of this Agreement, Trade Secrets are defined in a manner consistent with the broadest interpretation of Nevada law and shall include, but shall not be limited to formulas, patterns, compilations, customer lists, contracts, business plans and practices, marketing plans and practices, financial plans and practices, programs, devices, methods, know-hows, techniques or processes, that derives economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may or could obtain any economic value from its disclosure or use.

c.	Exclusions. Anything to the contrary herein notwithstanding, the provisions of this Section 11 shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Executive to disclose or make accessible any information, (ii) with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to Executive’s violation of this Section or (iv) as to information that is or becomes available to Executive on a non-confidential basis from a source which is entitled to disclose it to Executive.

d.	Third Party Information. Executive acknowledges that Employer’s Group has received and in the future will receive from third parties their confidential or proprietary information subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive will hold all such confidential or proprietary information in the strictest confidence, provided that Executive is reasonably aware that the information is confidential, and will not intentionally or negligently disclose it to any person or entity or to use it except as necessary in carrying out Executive’s duties hereunder consistent with Employer’s Group’s agreement with such third party. Executive shall not be in violation of his obligations under this paragraph 11(d) if such Third Party confidential or proprietary information is already generally known to the public through no wrongful act of Executive or any other party, or is or becomes available to Executive on a non-confidential basis from a source which is entitled to disclose it to Executive.

e.	Employer’s Property. Executive hereby confirms that Trade Secrets, proprietary or confidential information and all information concerning business practices of the Employer’s Group, constitute Employer’s Group’s exclusive property, regardless of whether Executive possessed or claims to have possessed such information prior to the date hereof (“Employer Property”) if the same has been utilized by Employer’s Group for any business purpose, unless same is covered by the exclusions in Section 11(c) hereof. Executive agrees that upon termination of employment, Executive shall promptly return to Employer, and retain no copies of, all Employer Property including, but not limited to, Employer Property recorded or appearing in any notes, notebooks, memoranda, computer disks, Rolodexes and any other similar repositories of information (regardless of whether Executive possessed such information prior to the date hereof), unless same is covered by the exclusions in Section 11(c) hereof. Such repositories of information also include, but are not limited to, any files or other data compilations in any form, whether on Executive’s personal or home computer or otherwise, which in any manner contain any Employer Property. Notwithstanding anything to the contrary, nothing in this Section 11(e) is intended to prevent Executive from maintaining contact information pertaining to the gaming industry that Executive has accumulated over his years in such industry, including his years as an Executive of Employer; provided, however, that Executive shall not use such information in any manner that does or may result in a violation of Executive’s obligations under Section 11(a) hereof.

12.	Representations. Executive hereby represents, warrants and agrees with Employer that:

a.	A portion of the compensation and consideration to be paid to Executive hereunder is in consideration for: (i) Employer’s agreement to employ Executive; (ii) agreement that the covenants contained in Sections 7 and 11 are reasonable, appropriate and suitable in their geographic scope, duration and content; (iii) agreement that Executive shall not, directly or indirectly, raise any issue of the reasonableness, appropriateness and suitability of the geographic scope, duration or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; (iv) agreement that such covenants and agreements shall survive the termination of this Agreement, in accordance with their terms; and, (v) the free and full assignability of such covenants and agreement upon a sale or other transaction of any kind relating to the ownership and/or control of the Project;

b.	The enforcement of any remedy under this Agreement will not prevent Executive from earning a livelihood, because Executive’s past work history and abilities are such that Executive can reasonably expect to find work irrespective of the covenants and agreements contained in Section 11 above;

c.	The covenants and agreements stated in Sections 7, 11 and this Section 12, are essential for Employer’s reasonable protection;

d.	Employer has reasonably relied on these covenants and agreements by Executive; and,

e.	Executive has the full right to enter into this Agreement and by entering into and performance of this Agreement will not violate or conflict with any arrangements or agreements Executive may have or agreed to have with any other person or entity.

Additionally, Executive agrees that in the event of Executive’s breach or threatened breach of any covenants and agreements set forth in Sections 7 and 11 above, Employer may seek to enforce such covenants and agreements through any equitable remedy, including specific performance or injunction, without waiving any claim for damages. In any such event, Executive waives any claim that Employer has an adequate remedy at law or for the posting of a bond.

13.

Termination for Death or Disability. Executive’s employment hereunder shall terminate upon Executive’s death or Disability (as defined below). In the event of Executive’s death or Disability, Executive (or Executive’s estate or beneficiaries in the case of death) shall have no right to receive any compensation or benefit hereunder or otherwise from Employer on and after the date of termination of employment other than (a) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer’s next scheduled payroll date), (b) any bonus and/or incentive award earned in accordance with the terms of

Employer’s plan in a prior calendar year then unpaid to Executive (which shall be paid on the date such bonus is distributed to other executives in like positions), (c) business expense reimbursement pursuant to Section 6, (d) benefits provided pursuant to Section 5 (including but not limited to any unused vacation pay through the date of termination, to the extent theretofore unpaid), subject to the terms and conditions applicable thereto, and (e) a pro rata bonus and/or incentive award determined in accordance with Section 4, above, for the year of termination based on the amount Executive would have earned but for Executive’s termination, which shall be paid at the time such bonus and/or incentive award would have been paid in the ordinary course. For purposes of this Section 13, Disability is defined as Executive’s incapacity, certified by a licensed physician selected by Employer (“Employer’s Physician”), which precludes Executive from performing the essential functions of Executive’s duties hereunder for any consecutive period of three (3) months or more. In the event Executive disagrees with the conclusions of Employer’s Physician, Executive (or Executive’s representative) shall designate a physician (“Executive’s Physician”), and Employer’s Physician and Executive’s Physician shall jointly select a third physician (“Third Physician”), who shall make the determination. Executive hereby consents to any examination or to provide or authorize access to any medical records that may be reasonably required by Employer’s Physician or the Third Physician in connection with any determination to be made pursuant to this Section 13.

14.

Termination by Employer for Cause. Employer may terminate Executive’s employment hereunder for “Cause” (as defined below) at any time. If Employer terminates Executive’s employment for Cause, Executive shall have no right to receive any compensation or benefit hereunder or otherwise from Employer on and after the date of termination of employment other than unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer’s next scheduled payroll date), unpaid business expense reimbursement pursuant to Section 6, and any unused vacation pay through the date of termination, to the extent theretofore unpaid. For purposes of this Section 14, Cause is defined as: (a) any material breach by Executive of any of Executive’s material obligations contained in this Agreement (other than any such failure resulting from any medically determined physical or mental impairment); (b) Executive’s engaging in illegal conduct or gross misconduct which is injurious to the Employer; (c) a material breach of Executive’s fiduciary duties of loyalty or care to the Employer, or Employer’s code of ethics or anti harassment/discrimination/retaliation policies; (d) conviction or plea of nolo contendere to a felony, or (e) circumstances set forth in Section 9 above. Notwithstanding the foregoing, prior to terminating Executive’s employment hereunder for Cause pursuant to Section 14(a) or (b), and except with respect to an uncurable breach pursuant to subsection (e) above, Executive shall be given thirty (30) days prior written notice that Employer intends to terminate Executive’s employment for Cause during which time Executive must demonstrate to the satisfaction of Employer that Executive either has cured his defective performance or has a specific and detailed plan for such cure. If Employer determines that Executive has not cured or has failed to present a thorough plan for cure prior to the expiration of such thirty (30) day period, Executive shall be terminated for Cause at the expiration of such thirty (30) day period.

15.

Termination by Employer without Cause; Termination by Executive for Good Reason. Employer may, at any time, terminate Executive’s employment hereunder without Cause by delivering 30 days prior written notice of termination. Executive may, with 30 days’ prior written notice to Employer, terminate Executive’s employment hereunder for “Good Reason” (defined below). Such notice shall reasonably specify the grounds for Executive’s decision to terminate employment for Good Reason. If Employer terminates Executive’s employment hereunder other than for Cause, or if Executive terminates Executive’s employment hereunder for Good Reason, then Executive shall have no right to receive any compensation or benefit hereunder or otherwise from Employer on and after the date of termination of employment other than (a) Base Salary then in effect, earned but unpaid through the date of termination, plus twelve (12) months Base Salary then in effect paid in accordance with Employer’s scheduled payroll practices, provided however that if such termination occurs during the first year of the Specified Term, Executive shall be paid the $200,000.00 minimum bonus described in Section 4 within thirty (30) days after termination, (b) any discretionary bonus and/or other incentive benefit expressly awarded but not yet paid to Executive (which shall be paid to Executive at the same time Employer distributes like bonuses and/or awards to similarly situated executives), (c) a pro rata bonus and incentive award determined in accordance with Employer’s then existing policies, for the year of termination based on the amount Executive would have earned but for Executive’s termination, which shall be paid at the time such bonus and award would have been paid in the ordinary course, (d) any bonus and incentive award that would have been earned but for Executive’s termination for the year following termination calculated in accordance with Employer’s then existing policies, provided however that the total amount of such bonus and incentive award shall not be less than the total amount of bonus and incentive award that was last awarded to Executive by Employer for an annual period (which shall be paid at the time such bonus and award would have been paid in the ordinary course), (e) business expense reimbursement pursuant to Section 6, (f) any unused vacation pay through the date of termination to the extent theretofore unpaid, and (g) continued health care coverage or COBRA coverage, at no cost to Executive or his dependents, under Employer’s health insurance programs for twelve (12) months immediately following termination after which time the cost of continued health coverage shall be Executive’s sole and exclusive responsibility; provided, however, that if Executive becomes eligible for health and insurance coverage from a new employer, then Employer’s obligations pursuant to this clause 15 shall immediately cease. The payments and benefits to be provided pursuant to this Section 15 upon termination of Executive’s employment shall constitute the exclusive payments in the nature of severance, termination pay or salary continuation which shall be due to Executive and shall be in lieu of any other such payments or benefits under any plan, program, policy or arrangement which has heretofore been or shall hereafter be established by Employer.

16.	Good Reason Defined. For purposes of Section 15, Good Reason is defined as (a) breach by Employer of any of its material obligations contained in this Agreement (b) a material reduction by Employer of Executive’s title or reporting relationship; (c) the assignment to Executive of any duties or responsibilities materially and adversely inconsistent with Executive’s title and stature; (d) Employer’s bankruptcy; or (e) the occurrence of a “Change in Control” which is defined herein as each of (i) a sale or exchange (or negotiations that lead to) of the capital interest by the members of the Employer in one transaction or series of related transactions where more than 50% of the outstanding voting power of the Employer is acquired by a person or entity or group of related persons or entities; or (ii) a reorganization, consolidation or merger (or negotiations leading thereto) of the Employer with or into any other entity, entities, corporation or corporations where the outstanding voting rights of the Company immediately before the transaction represent or are converted into less than fifty percent 50% of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iii) a sale of all or substantially all of the assets of the Employer and its subsidiaries, on a consolidated basis, but in each case of (i), (ii) or (iii) above, the same shall constitute Good Reason only if Executive’s employment hereunder is also terminated substantially concurrently with said Change of Control. Notwithstanding the foregoing, a bona fide equity financing shall not be deemed to be a Change in Control. Notice of termination given to Employer by Executive for Good Reason shall specify the reason(s) for such termination and, if reasonably susceptible of cure, Employer shall have 30 days to cure such breach. If Employer fails to cure such reason for termination within 30 days of notice by Executive that Executive is exercising a Good Reason termination, termination for Good Reason shall then become effective.

17.	Termination by Executive other than for Good Reason. Executive may terminate Executive’s employment hereunder without Good Reason upon 30 days’ prior written notice to Employer. If Executive terminates his employment other than for Good Reason, Executive shall have no right to receive any compensation or benefit hereunder or otherwise from Employer on and after the date of termination other than (a) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer’s next scheduled payroll date), (b) any unused vacation pay through the date of termination to the extent theretofore unpaid, and (c) business expense reimbursement pursuant to Section 6.

18.

Release; Full Satisfaction. Notwithstanding any provision in Sections 13 (in the case of “Disability”) and 15 hereof, no payments or benefits shall be provided pursuant to Sections 13 or 15, which are in addition to the payments or benefits that are required by law, unless and until Executive executes and delivers a standard form of general release of any and all claims relating to this Agreement and employment generally, and such release has become irrevocable in the event that the release of a claim requires a waiting period for irrevocability. The form of such general release is attached hereto as Exhibit B.

19.	Termination After The Expiration of the Specified Term. If, and only if, Executive remains employed at-will by Employer after expiration of the Specified Term, and Executive is terminated for Cause as that term is defined in Section 14, Executive shall have no right to receive any compensation or benefit hereunder or otherwise from Employer on and after the date of termination of employment other than unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer’s next scheduled payroll date) and unpaid business expense reimbursement pursuant to Section 6. If Executive is terminated by Employer for a reason other than Cause, Executive shall be entitled to twelve (12) months Base Salary then in effect to be paid in accordance with Employer’s regular payroll practices in effect from time to time.

20.	Section 409A. To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Agreement shall be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A shall have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with Employer for purposes of the Agreement and no payments shall be due to Executive under the Agreement which are payable upon Executive’s termination of employment unless Executive would be considered to have incurred a “separation from service” from Employer within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following Executive’s termination of employment (or upon Executive’s death, if earlier). In addition, for purposes of the Agreement, each amount to be paid or benefit to be provided to Executive pursuant to the Employment Agreement shall be construed as a separate identified payment for purposes of Section 409A. With respect to expenses eligible for reimbursement under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.

21.	Cooperation Following Termination. Following termination of Executive’s employment hereunder for any reason, Executive agrees to cooperate with Employer upon the request of Employer and to be reasonably available to Employer with respect to matters arising out of Executive’s services to Employer. Employer shall reimburse, or at Executive’s request, advance Executive for expenses reasonably incurred in connection with such matters.

22.	Interpretation; Each Party the Drafter. THIS AGREEMENT IS THE PRODUCT OF EXTENSIVE DISCUSSIONS AND NEGOTIATIONS BETWEEN THE PARTIES. EACH OF THE PARTIES WAS REPRESENTED BY OR HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL WHO EITHER PARTICIPATED IN THE FORMULATION AND DOCUMENTATION OF, OR WAS AFFORDED THE OPPORTUNITY TO REVIEW AND PROVIDE COMMENTS ON, THIS AGREEMENT. ACCORDINGLY, THIS AGREEMENT AND THE PROVISIONS CONTAINED IN IT SHALL NOT BE CONSTRUED OR INTERPRETED FOR OR AGAINST ANY PARTY TO THIS AGREEMENT BECAUSE THAT PARTY DRAFTED OR CAUSED THAT PARTY’S LEGAL REPRESENTATIVE TO DRAFT ANY OF ITS PROVISIONS.

23.	Indemnification / Director’s and Officer’s Insurance. The Employer shall indemnify Executive and hold Executive harmless to the fullest extent permitted by law and under the charter, operating agreement and/or by-laws of the Company (including the advancement of expenses) against, and with respect to, any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney fees), losses and damages resulting from Executive’s performance of her duties and obligations with the Employer. The Employer shall provide Executive with reasonable Director’s and Officer’s insurance coverage that is at least as favorable as the coverage provided to other senior executives of Employer on the date of this Agreement or at any time thereafter. Such insurance coverage shall continue in effect both during the Executive’s employment and, while potential liability exists, after the end of employment. The cost of insurance coverage shall be paid by the Employer.

24.	Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under, or would require the commission of any act contrary to, existing or future laws, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a legal and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

25.	Survival. Notwithstanding anything in this Agreement to the contrary, to the extent applicable, Sections 11, 12, 20, 21, 22, 23, 24, and 26 through 37 of this Agreement, and any other Section which, by its intent, should survive, shall survive the termination of this Agreement.

26.	Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) when personally delivered, (b) the business day following the day when deposited with a reputable and established overnight express courier (charges prepaid), or (c) five (5) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified, notices shall be sent to the addresses indicated below:

To Employer:

John Unwin

Chief Executive Officer

The Cosmopolitan Resort & Casino

4285 Polaris Avenue

Las Vegas, Nevada 89103

With a copy to:

Anthony J. Pearl

General Counsel - Development

The Cosmopolitan Resort & Casino

4285 Polaris Avenue

Las Vegas, Nevada 89103

To Executive:

Sherry Harris

255 West 85th Street, PH #6

New York, NY 10024

With a copy to:

Liviu Vogel, Esq.

Salon Marrow Dyckman Newman & Broudy LLP

292 Madison Avenue

New York, NY 10017

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

27.	Tax Withholding. Notwithstanding any other provision of this Agreement, Employer may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such Federal, state, local and other taxes as shall be required to be withheld under any applicable law or regulation.

28.	Attorneys Fees. In the event suit is brought to enforce, or to recover damages suffered as a result of breach of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs of suit.

29.	Limitation of Damages. In no event shall either party be liable to the other, except with respect to third party claims, for any consequential, incidental, indirect, punitive, exemplary or special damages.

30.	No Waiver of Breach or Remedies. No waiver by Executive or Employer at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

31.	Amendment or Modification. No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by an authorized representative of Employer (other than Executive), and Executive, nor consent to any departure by Executive or Employer from any of the terms of this Agreement shall be effective unless the same is signed by an authorized representative of the affected party. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

32.	Governing Law. The laws of the State of Nevada shall govern the validity, construction, and interpretation of this Agreement, without regard to conflict of law principles. Further, venue for any dispute resolution process that occurs pertaining to this Agreement or the subject matter of this Agreement shall lie exclusively in the federal or state courts of Nevada, located in Las Vegas, Nevada, in any action, suit or proceeding arising out of or relating to this Agreement or any matters contemplated hereby, and any such action, suit or proceeding shall be brought only in such court.

33.	Waiver of Jury Trial. EXECUTIVE AND EMPLOYER RECOGNIZE THAT A TRIAL BY JURY IS MORE COSTLY AND TIME CONSUMING THAN

A NON-JURY TRIAL, AND THAT DUE TO COURT CALENDAR DELAYS, IT OFTEN TAKES LONGER FOR A CASE TO PROCEED TO A TRIAL BY JURY. IN ORDER TO AVOID SUCH DELAYS, AND TO OBTAIN A PROMPT RESOLUTION OF DISPUTES WHILE AVOIDING UNNECESSARY EXPENSE, THE PARTIES MUTUALLY ACKNOWLEDGE, INTENTIONALLY AND KNOWINGLY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY AND ALL ACTIONS, CLAIMS, PROCEEDINGS, COUNTERCLAIMS, OR THIRD-PARTY CLAIMS BROUGHT BY THEM ARISING OUT OR IN ANY WAY CONNECTED TO EXECUTIVE’S EMPLOYMENT WITH EMPLOYER, THE TERMINATION THEREOF OR THIS AGREEMENT.

34.	Headings. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.

35.	Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Executive without the prior written consent of Employer in its sole and absolute discretion. Notwithstanding the foregoing, this Agreement shall be binding on and inure to the benefit of Executive and Executive’s heirs, executors, administrators and legal representatives. Executive expressly understands and agrees this Agreement shall be binding on and inure to the benefit of Employer and its successors and assigns, including successors by merger and operation of law and that Employer may fully and freely assign this entire Agreement, including but not limited to those provisions appearing in Sections 7 and 11 herein, or any part of its rights and obligations under this Agreement at any time without Executive’s consent and following such assignment all references to Employer shall be deemed to refer to such assignee and Employer shall thereafter have no obligation under this Agreement, provided that any such assignee assumes Employers obligations hereunder.

36.	Entire Agreement. This Agreement supersede all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of Executive’s employment with Employer, and no amendment or modification of these agreements shall be binding unless it is set forth in a writing signed by both Employer and Executive. To the extent that this Agreement conflicts with any of Employer’s policies, procedures, rules or regulations, this Agreement shall supersede the other policies, procedures, rules or regulations.

37.	Use of Executive’s Name, Voice and Likeness. Executive hereby irrevocably grants Employer the unrestricted right, but not the obligation, to use Executive’s name, voice or likeness for any publicity or advertising purpose in any medium now known or hereafter existing.

IN WITNESS WHEREOF, Employer and Executive have entered into this Agreement in Las Vegas, Nevada as of the Effective Date.

EXECUTIVE:

/s/ Sherry Harris
SHERRY HARRIS

NEVADA EMPLOYER LLC:

By:	/s/ Jeff Baer
	Name:	Jeff Baer
	Title:	President

NEVADA EMPLOYER LLC:

By:	/s/ John Unwin
	Name:	John Unwin
	Title:	Chief Executive Officer

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